Aoxin Tianli Group, Inc. Announces Reverse Stock Split

WUHAN CITY, China, September 8, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced a one (1) -for- four (4) reverse stock split (the “Reverse Split”) of its authorized and issued and outstanding shares of common stock (the “Common Stock”). The Reverse Split will be effective and the Common Stock will begin trading on the Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis at the market opening on September 9, 2016. The Company’s Common Stock will continue to trade on Nasdaq under the symbol “ABAC” but with a new CUSIP number G0404E 112.

The Reverse Split is intended to increase the per share trading price of the Company’s Common Stock to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market.

As a result of the Reverse Split, every four issued and outstanding shares of the Company’s Common Stock will automatically be combined into one issued and outstanding share. This will reduce the total number of issued and outstanding shares of Common Stock from 31,952,000 to approximately 7.99 million, and the Company’s authorized shares of Common Stock from 100,000,000 to 25,000,000. No fractional shares will be issued. All fractional shares created by the Reverse Split will be rounded up to the nearest whole share. You need not return any stock certificates you may hold or contact the Company, its transfer agent or your broker. The Company’s transfer agent will update its books and records to reflect the Reverse Split. All book-entry and other electronic positions representing issued and outstanding shares of the common stock will be automatically adjusted. Shareholders whose shares are in electronic form at brokerage firms do not require action, as the effect of the Reverse Split will automatically be reflected in their brokerage accounts.

For further information regarding the Reverse Split, please refer to the Company’s Form 8-K to be filed today with the Securities and Exchange Commission and available on the SEC website at http://www.sec.gov.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet. More information about the Company can be found at: www.aoxintianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com